Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Revance Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
	Equity	Preferred Stock	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
	Equity	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	—	(2)	(2)	(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.001 per share	415(a)(6)	(2)	—	47,160,393	—	—	S-3	333-250998	November 27, 2020	$4,372

	Total Offering Amounts					$47,160,393(1)(2)		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

The registrant is hereby registering an indeterminate principal amount or number of the securities of each identified class, which may be offered from time to time in unspecified principal amounts or numbers at unspecified prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Also includes such indeterminate principal amount or number of debt securities, shares of common stock, preferred stock and warrants as may be issued upon conversion or exchange of securities registered hereby, for which the registrant will receive no additional consideration.

(2)

On May 10, 2022, the registrant filed a prospectus supplement to the registration statement filed on November 27, 2020, on Form S-3ASR (File No. 333-250998) (together, the “Prior Registration Statement”), registering, among other securities, $150,000,000 of common stock issuable under the sales agreement (the “Prior Universal Shelf ATM Securities”) and paid a registration fee of $13,905 related to the Prior Universal Shelf ATM Securities. Pursuant to the Prior Registration Statement, $102,839,607 of Prior Universal Shelf ATM Securities have been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the unused registration fee paid in connection with the offering of the Prior Universal Shelf ATM Securities in the amount of $4,372 is applied to this Registration Statement.